Exhibit 10.4

ESCROW AGREEMENT

This Escrow Agreement, dated as of November 5, 2009 (this “Agreement”), is entered into by and among SMSA El Paso II Acquisition Corp, Inc., a Nevada corporation (the “Company”), Michael Campbell, an individual residing in Tustin, California (the “Escrowing Party”), Halter Financial Group, L.P., a Texas limited partnership (“HFG”), and Securities Transfer Corporation, with its principal offices located at 2591 Dallas Parkway, Suite 102, Frisco, TX 75034 (the “Escrow Agent”).

WITNESSETH:

WHEREAS, the Escrowing Party is the holder of 20 million shares  (the “Escrowed Shares”) of the Company’s common stock, par value $.001 per share, and

WHEREAS, pursuant to the terms of that certain Advisory Agreement, dated as of even date, and entered into by the Company and HFG, a copy of which is attached hereto as Exhibit “A”, the Company is obligated to pay to HFG the amount of $250,000 (the “Fee”) on or before December 15, 2009 (the “Payment Date”); and

WHEREAS, to secure the payment of the Fee the Escrowing Party desires to deposit the Escrowed Shares with the Escrow Agent, to be held in escrow until their release in accordance with the terms hereof; and

WHEREAS, Escrow Agent is willing to hold the Escrowed Shares in escrow subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound, the parties hereby agree as follows:

1.            Appointment of Escrow Agent.  The Company, the Escrowing Party and HFG hereby appoint Escrow Agent as escrow agent in accordance with the terms and conditions set forth herein and the Escrow Agent hereby accepts such appointment.

2.            Delivery of the Escrowed Shares.  On the date hereof, the Escrowing Party shall deliver to the Escrow Agent a stock certificate evidencing the Escrowed Shares along with a Medallion Guaranteed Stock Power executed in blank.

3.            Escrow Agent to Hold and Disburse Escrowed Shares.  The Escrow Agent will hold and disburse the Escrowed Shares pursuant to the terms of this Agreement, as follows:

3.1           Upon receipt of written evidence from a third party bank or written confirmation from HFG that the Fee was paid prior to the Payment Date, the Escrow Agent shall release the Escrowed Shares to the Escrowing Party.

3.2           In the event the Escrow Agent does not receive evidence of payment of the Fee prior to the Payment Date, the Escrow Agent shall deliver the Escrowed Shares to HFG upon the receipt of written instruction from HFG requesting the delivery of same. If HFG receives the Escrowed Shares, SMSA shall return to the Escrowing Party the amount of $20,000 representing the amount paid by the Escrowing Party for the Escrowed Shares.

 The parties also authorizes the Escrow Agent, if it receives conflicting claims to the Escrowed Shares, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrowed Shares with the clerk of that court and thereupon the Escrow Agent shall be fully relieved and discharged of any further responsibility hereunder to the parties from which they were received.

4.            Exculpation and Indemnification of Escrow Agent.

4.1           The Escrow Agent shall have no duties or responsibilities other than those expressly set forth herein.  The Escrow Agent shall have no duty to enforce any obligation of any person other than itself to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act.  The Escrow Agent shall be under no liability to the other parties hereto or anyone else, by reason of any failure, on the part of any other party hereto or any maker, guarantor, endorser or other signatory of a document or any other person, to perform such person’s obligations under any such document.  Except for amendments to this Agreement referenced below, and except for written instructions given to the Escrow Agent relating to the Escrowed Shares, the Escrow Agent shall not be obligated to recognize any agreement between or among any of the parties hereto, notwithstanding that references hereto may be made herein and whether or not it has knowledge thereof.

4.2           The Escrow Agent shall not be liable to the parties hereto or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report, or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained), which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons.  The Escrow Agent shall not be bound by any of the terms thereof, unless evidenced by written notice delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.

4.3           The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, or of the execution, validity, value or genuineness of, any document or property received, held or delivered to it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable to the other parties hereto, or to anyone else in any respect on account of the identity, authority or rights, of the person executing or delivering or purporting to execute or deliver any document or property or this Agreement. The Escrow Agent shall have no responsibility with respect to the use or application of the Escrowed Shares pursuant to the provisions hereof.

4.4           The Escrow Agent shall have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event, by reason of which an action would or might be taken by the Escrow Agent, does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted to be taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

4.5           The Escrow Agent will be indemnified and held harmless by the other parties hereto from and against all expenses, including all reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or proceedings involving any claim, or in connection with any claim or demand, which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, except for claims relating to gross negligence or willful misconduct by Escrow Agent or breach of this Agreement by the Escrow Agent, or the property held by it hereunder.

4.6           For purposes hereof, the term “expense or loss” shall include all amounts paid or payable to satisfy any claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the Escrow Agent, and all costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.

5.            Termination of Agreement and Resignation of Escrow Agent.

5.1           This Agreement shall terminate upon disbursement of all of the Escrowed Shares.

5.2           The Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by giving the other parties at least five (5) business days written notice thereof (the “Notice Period”).  Upon providing such notice, the Escrow Agent shall have no further obligation hereunder except to hold as depositary the Escrowed Shares that it receives until the end of such five Business Day period.  In such event, the Escrow Agent shall not take any action until the Company has designated a banking corporation, trust company, attorney or other person as successor. As soon as practicable after its resignation, the Escrow Agent shall, if it receives notice from the Company within the Notice Period, turn over to a successor escrow agent appointed by the Company all Escrowed Shares upon presentation of the document appointing the new escrow agent and its acceptance thereof.

6.            Compensation.  HFG shall pay a documentation fee to the Escrow Agent of $10.00.

7.            Representations of HFG.   HFG hereby represents and warrants to Escrowing Party that as of the date that Escrowing Party acquired the Escrowed Shares from the Company, the Company had no assets and no liabilities, and that all amounts owed to HFG and its affiliates as reflected in the Company’s periodic reports as filed with the U.S. Securities and Exchange Commission have been forgiven as a result of the contribution of same to the paid in capital of the Company. This representation and warranty shall survive for a period of twelve months following the date of the release of the Escrowed Shares to Escrowing Party.

8.            Notices.  All notices, requests, demands, and other communications provided herein shall be in writing, shall be delivered by hand or by first-class mail, shall be deemed given when received and shall be addressed to parties hereto at their respective addresses first set forth on the signature page hereof.

9.            Consent to Service of Process.  The parties hereby irrevocably consent to the jurisdiction of the courts of the State of New York and of any Federal court located in such state in connection with any action, suit or proceedings arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to it at the address listed on the signature page hereof.

10.            Miscellaneous.

10.1           This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing such instrument to be drafted.  The terms “hereby,” “hereof,” “hereunder,” and any similar terms, as used in this Agreement, refer to the Agreement in its entirety and not only to the particular portion of this Agreement where the term is used.  The word “person” shall mean any natural person, partnership, corporation, government and any other form of business of legal entity.  All words or terms used in this Agreement, regardless of the number or gender in which they were used, shall be deemed to include any other number and any other gender as the context may require.  This Agreement shall not be admissible in evidence to construe the provisions of any prior agreement.

10.2           This Agreement and the rights and obligations hereunder of the parties to this Agreement may not be assigned.  This Agreement shall be binding upon and inure to the benefit of each party’s respective successors, heirs and permitted assigns.  No other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by the Escrow Agent and the Escrowing Parties.  This Agreement is intended to be for the sole benefit of the parties hereto and their respective successors, heirs and permitted assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

10.3           This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. The representations and warranties contained in this Agreement shall survive the execution and delivery hereof and any investigations made by any party.  The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect any of the terms thereof.

11.           Execution of Counterparts.  This Agreement may be executed in a number of counterparts, by facsimile, each of which shall be deemed to be an original as of those whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more of the counterparts hereof, individually or taken together, are signed by all the parties.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first above written.

ESCROW AGENT:

SECURITIES TRANSFER CORPORATION
Securities Transfer Corporation
2591 Dallas Parkway, Suite 102
Frisco, TX 75034
Telephone: (469) 033-0101
Attention: Kevin B. Halter Jr.
Telephone: (972) 963-0001 Fax: (469) 633 0088
Email kevinjr@stctransfer.com

By:   /s/ Kevin B. Halter Jr.
   Kevin B. Halter Jr., President

HFG:

Halter Financial Group, L.P.

By:   /s/ Timothy P. Halter
Timothy P. Halter, Chairman

  COMPANY:

  SMSA El Paso II Acquisition Corp.

  By:            /s/ Michael Campbell
        Name: Michael Campbell
        Title:   President

  ESCROWING PARTY:

  By:             /s/ Michael Campbell
        Name:  Michael Campbell